EX-35.3
Wachovia Securities
201 South College Street
CP9
Charlotte, NC 28244-1075


(logo) WACHOVIA SECURITIES


1123 SERVICER'S CERTIFICATE


Reference is hereby made to that certain Pooling and Servicing Agreement dated as of July 1, 2007, by and among GS Mortgage Securities Corp II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCApital Asset Management LLC, as Special Servicer, and Wells Fargo Bank National Association, as Trustee, with respect to Commercial Mortgage Pass-Through Certificates, Series 2007-GG10 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 10.09 of this Agreement, Timothy Ryan and Marilyn Addison, Managing Director of Customer Relationship Management and Director of Compliance Third Party Oversight, do hereby certify that:

1. A review of the activities of the Master Servicer, during the period from July 1, 2007 to December 31, 2007, and of its performance, per the Agreement during such period has been made under our supervision; and

2. To the best of our knowledge, based on such review, the Master Servicer, has fulfilled all of its obligations under this Agreement in all material respects throughout the period July 1, 2007, through December 31, 2007;

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 10th day of March 2008.


/s/ Timothy Ryan
Timothy Ryan, Managing Director
Wachovia Bank National Association

/s/ Marilyn Addison
Marilyn Addison, Director
Wachovia Bank National Association